UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Questar Corporation

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Dominion Resources, Inc.

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New and updated FAQs made available to Questar Corporation employees by Dominion Resources, Inc. regarding the merger transaction

February 9, 2016

Coming to Work at Dominion

(New) The Master Limited Partnership (MLP) has been mentioned – what does that mean for me?

Dominion’s MLP subsidiary, Dominion Midstream Partners, is a way for our company to maximize the return of certain assets. It does not impact employment or the way we conduct our operations.

(New) What do you do to encourage diversity in the workplace?

For Dominion – it’s not just about diversity but also inclusion. We see diversity promoting the exchange of ideas in the workplace, supports collaboration and inspires innovation. Creating an inclusive environment encourages the coming together of different talents, thoughts and energies. Visit Diversity at Dominion to learn more.

(New) Will I be considered a new employee?

Your years of service with Questar will be recognized as service with Dominion for active plans and policies.

(New) Does Dominion have unions?

Yes. While we prefer to deal directly with our employees, Dominion respects and recognizes the right of its employees to bargain collectively.

(New) Will we get a new logo?

Yes, after the transaction is closed.

(New) How do you expect Dominion Questar to operate after the transaction is complete – integrated or autonomous?

Both. It is important that we are aligned and living our Core Values in a similar fashion. Having consistent policies and practices makes it easier to conduct business similarly. Dominion Questar will have a local management structure in place – headquartered in Salt Lake City – to operate the business.

(New) When can we start applying for jobs at Dominion?

A great benefit to our employees is the diverse experience you can get. Dominion posts jobs internally for employees to express their interest. While details of the process have not been determined, it is expected that current Questar employees can begin applying internally for positions after the close of the transaction.

(New) Do you have flexible work arrangements like 9/80s or 4/10s?

The energy industry is a 24-7-365 operation and we strive to balance the business needs and personal needs of our employees. Dominion has a variety of schedules including standard 8 hour days, 9/80s, 4/10s, 12 hours shifts, etc. Decisions regarding implementation of flexible work schedules are at management’s discretion, but work schedules must be in compliance with the Fair Labor Standards Act (FLSA) and any other applicable regulations and laws.

(New) When will the new organizational structure be?

As you know, we are in the very early stages of this process and we do not have details about how the organization will be structured yet. We will communicate as soon as we know more over the course of the transition.

(New) Does Dominion have a dress code?

Yes. Each employee is expected to maintain a safe, neat and clean personal appearance that is appropriate to his/her business environment.

Benefits at Dominion (General)

(New) Does Dominion offer a discounted stock purchase plan?

Dominion does not offer a discounted stock purchase plan specifically for employees. Employees, shareholders and new purchasers can purchase stock through Dominion Direct®. Learn more here.

(New) Where can I learn more about Dominion’s benefit plans?

You can visit www.dombenefits.com to learn more about our plans.

(New) I work 32 hours per week, but I am considered full time. Is that the same at Dominion?

Dominion has three classifications – full time, part time greater than 1000 hours per year, and part time less than 1000 hours per year. Each of our policies note which populations they apply to. In general, part time employees working more than 1000 hours per year are eligible for benefits.

(New) What benefits are part time employees eligible for?

Employees that are part time working greater than 1000 hours per year are eligible for our active health & welfare benefits, retirement benefits, etc.

For our time off policies – part time employees are eligible for one-half (1/2) of the vacation and sick time as full time employees. Holiday hours are paid based on scheduled hours on the holiday. For instance, if you are scheduled to work 5 hours/day; you would receive 5 hours of pay for a holiday.

(New) Does Dominion provide awards for service?

Yes. Dominion’s service awards recognize service on every 5th year of service – which includes a certificate and a Visa gift card.

(New) Does Dominion have a program similar to Questar Lagoon Day?

Yes, we have a program called Dominion Family Fun Days – which is held at area attractions around our service territory.

Benefits at Dominion (Active Health & Welfare)

(New) What is Dominion’s contribution to the HSA under the Consumer Driven Health Plan (CDHP)?

Dominion currently contributes $500 for employee only coverage or $1000 for employee and dependent coverage to those employees enrolled in our CDHP. Those contributions are made the first week of January each year.

(New) Do you provide mental health benefits?

Mental health benefits are included as part of Dominion’s active health and welfare (medical) plans. In addition, there are mental health services provided through the Employee Assistance (EAP) plan.

Benefits at Dominion (401(k))

(New) What happens to the Questar Stock I have within my 401(k) plan?

At the time of the transaction, Questar stock will be cashed out and reinvested within your 401(k) account.

(New) When can I purchase Dominion stock within my 401(k) account?

We will work during the transition period to determine when Dominion stock will become an investment option in the updated Dominion/Questar 401(k) plan.

(New) Could there be a forced distribution of our 401(k) plan account balances causing the distribution to be taxed?

Dominion is reviewing all options available for the plan and will provide additional details at a later date. However, those options do not include a forced distribution that would result in a taxable event.

Benefits at Dominion (Time Off Work)

(Updated) How will Questar PTO transition to Dominion’s Sick and Vacation Time?

Dominion has both a vacation and a sick time policy, which is based upon length of service. Your service with Questar will count as time worked with Dominion.

For full time employees, vacation time starts with 120 hours as a new hire and increases with service to 240 hours, which is accrued on a quarterly basis. There is an opportunity to borrow vacation (up to one quarter in advance) and carryover of up to 40 hours from year to year.

Years of Service	Number of Annual Vacation Hours (accrues quarterly)
1-10	120 hours
11-20	160 hours
21-29	200 hours
30+	240 hours

In lieu of a short term disability policy, Dominion has a sick time policy which covers 26 weeks of sick time for full time employees. Sick time can be used for the employee’s own personal illness – paid at either 100% or 70% depending on length of service. Part time employees are reduced by half of the chart below.

40 hours of sick time are available for the care of the employee’s dependents during their illness.

Years of Service	Number of Sick Hours Paid at 100%	Number of Sick Hours Paid at 70%
0-4	160	880
5-8	320	720
9-14	480	560
15-19	640	400
20-24	800	240
25+	1040	0

(New) Do you have a bereavement policy?

Yes.

(New) Do you have military leave?

Yes.

Questar Stock (non-401(k))

(New) What happens to the Questar Stock I own?

At the time of the transaction, Questar stock will no longer exist. Questar stock will be cashed out at $25 dollars per share.

(New) Can I transfer the value of my Questar stock to Dominion stock instead of receiving cash?

No. Under the merger agreement, all Questar shareholders will receive cash for their shares. Dominion cannot convert or transfer Questar shares to Dominion shares. If you are interested in acquiring Dominion stock through our direct stock purchase plan, you may learn more here.